April 14, 2014

Dear Fellow Shareholder:

Since July 1, 2013, when Mimvi, Inc. entered into an Agreement and Plan of Merger with the company I founded, Adaptive Media, we have focused on increasing shareholder value for the Company through a new strategic approach. This approach has yielded tremendous excitement both within the company and in media outlets across the industry that have covered our progress. The last nine months have ushered in a stronger, more competitive position for the Company in one of the fastest-growing sectors of our overall business landscape today.

After I took the position of Chief Executive Officer of Adaptive Medias, Inc. (“Adaptive Media” or the Company) last year, I saw several key opportunities for the Company:

1)	to build a more efficient marketplace for publishers and brand advertisers alike;

2)	to leverage technology for programmatic advertising, content monetization, and optimization across mobile, video and display channels;

3)	to bring in world-class talent and join together the brightest minds in the industry to help guide us towards a sustainable growth path;

4)	to form external strategic alliances and partnerships to maximize shareholder value;

5)	to build a company with an immediate path to growth with long-term sustainability in a multichannel, multi-device world; and

6)	to manage the business with integrity, transparency, fiscal discipline and shareholder value in mind.

Sitting here today, I am energized knowing that our initial visions are as strong, relevant and resolute as ever. There is excitement around Adaptive Media. Make no mistake: we have built a strong foundation in a relatively short amount of time. The opportunity for the Company to put an indelible stamp on the nexus between technology, content and advertising is very real.

Adaptive Media’s strategy is working, and beginning to generate healthy financial results.

•	In my first quarter as CEO, Adaptive Media had top-line revenue of $373,737, up nearly 14x from the $27,314 reported in the previous quarter (Q2 ’13).

•	In Q4 2013, we had sales of $614,216, an increase of 64% over Q3.

•	Revenues for the 2nd half of 2013, post-merger, were $987,953 vs. sales of $42,314 for the first half of the year, an increase of more than 23x.

•	Losses in the 2nd half of the year decreased by $2,298,403 compared to the 1st half of 2013.

Adaptive Media has successfully begun implementing our clear strategy to increase revenues for publishers, content owners, and advertisers leveraging the considerable financial opportunity that exists across digital media channels.

In the summer of 2013, I was quoted as saying, "We are focused on optimizing revenues for our publisher partners, and increasing efficiencies for our advertisers across all media including display, video and mobile." There are many ways to tactically carry out these goals, and everything we have done to-date has been to fulfill them in the most efficient way possible while remaining true to our core offerings.

At our core, we are a multichannel audience and content monetization company. We rely on programmatic advertising across mobile, video and online display, to power the business. Our content monetization platform and technology provides app developers, publishers and video content developers one of the only end-to-end monetization platforms today. The Company‘s unique technology helps partners monetize content efficiently across multiple marketing channels and devices. Brand advertisers benefit from our own real-time bidding (RTB) engine that delivers access to programmatic buying plus our base of publisher direct inventory.

The market we are targeting is considerable. According to market research firm eMarketer, the worldwide digital advertising market is expected to grow to $173 billion by 2017. eMarketer forecasts the worldwide mobile advertising market will exceed $29 billion in 2014, and is expected to reach $72 billion by 2017. eMarketer projects the online video advertising market topped $4 billion in 2013, and is expected to nearly triple by 2017 as video becomes the preeminent delivery channel for digital advertising, reaching over two billion people worldwide. Finally, eMarketer estimates U.S. marketers spent $3.34 billion in 2013 on RTB ads, up 73.9% from 2012, and expects U.S. advertisers to spend nearly $9 billion on RTB ads by 2017.

Adaptive Media is in the process of a great transformation, and has a clear strategy to deliver shareholder value and maximize these market opportunities.

A summary of where we have been over the last nine months highlights the path we are on, and how seriously we take our mission in leading the Company:

•	In July 2013, we announced our mobile ad serving and monetization platform ushering in capabilities to target mobile-specific traffic by device, operating system and geography.

•	Later in July 2013, we announced the launch of our video ad serving and monetization platform, along with content partnerships that added tens of millions of monthly video ad impressions to the platform bolstering our supply side audience.

•	We also referenced multiple new advertising contracts. One example was the partnership with 7 Diamonds, a recognized men’s fashion brand. Because of our strong supply-side relationships, we have been able to maximize exposure for major brands and create a lot of value for them.

•	In August 2013, Adaptive Media announced a corporate restructuring and new headquarters, eliminating $100,000 of fixed monthly expenses associated with the legacy Mimvi business.

•	In September 2013, we formally changed our name to Adaptive Medias, Inc., signaling an exciting next chapter in our Company’s evolution and branding.

•	Later that month, we signed a letter of intent to acquire Ember Inc, a Demand-Side Platform (DSP) that drives efficiency and brings more transparency to online advertising placements. Ember's real-time bidding algorithms ensure brand safety as well as a stronger return on investment for advertisers through on-the-fly budget optimization.

•	With new technology and partnerships forming, we began a series of key executive appointments in October 2013. Meghan O’Holleran joined as Vice President of Mobile, and industry veteran Mike Sprouse came on to lead the Company’s branding efforts and media relations strategies and initiatives.

•	We announced a key partnership with Entrepreneur Media called Treplabs, which serves as an incubator to give otherwise unknown application developers the consulting, platform and marketing means to reach greater revenue potential.

•	In November 2013, we changed our ticker symbol to ADTM and announced third quarter revenues of $373,737, up nearly 14x from the $27,314 reported in the previous quarter and $0 in Q3 2012.

•	In December 2013, we finalized and announced the acquisition of Ember, Inc. The successful September 2013 IPO by Rocket Fuel, valuing the company at approximately $2 billion, and the acquisition of video advertising platform Adap.tv by AOL for $405 million, illustrates the growing confidence in the marketplace for programmatic buying and selling of digital ad inventory.

•	Later that month, we executed a Letter of Intent (LOI) with OneScreen, Inc. OneScreen offers publishers, producers, and advertisers a comprehensive platform to streamline the video content business. OneScreen's offerings drive the video industry to better leverage growing online audiences who are watching video everywhere. The LOI was followed in February 2014 by the announcement of a licensing agreement with OneScreen.

•	In January 2014, we bolstered our Advisory Board by adding industry veteran E.J. Hilbert as a Subject Matter Specialist for anti-fraud capabilities. Having a seasoned professional like E.J. helps us address sophisticated issues that have been plaguing the premium advertising space for years that ultimately stems from fraudulent traffic.

•	Leveraging Ember’s Real-Time Bidding Platform, we announced the launch of its proprietary mobile ad-serving platform designed to empower mobile monetization efforts, increase optimization, and boost scalability in February 2014.

•	In February 2014, we also announced a partnership with Beanstock Media. The partnership enables Beanstock to leverage the Ember platform for its premium Publisher Trading Desk (PTD) that manages private ad exchanges for an exclusive set of high-quality publishers across all forms of display advertising.

•	In February and March 2014, we added key executives to our team including Bryan Nguyen (CTO), Todd Miller (VP of Compliance & Quality), Kevin Yamano (VP of Product Marketing), and Nick Lynch (VP of Content Syndication).

We are positioning the Company for future growth.

The digital media industry is highly competitive and fast-moving. Not only is it incumbent on Adaptive Media to keep up with developments in technology, it requires us to lead and take a forward-looking, proactive approach.

A closer look at some of our most important initiatives:

•	Technology Enhancements and Customer Satisfaction: We will continue to make improvements to our technology platform, one of the key elements to our business. We will develop our efforts in two main categories: 1) increasing performance for our publishing partners through better efficiency, higher fill rates and better CPMs; and 2) a collaborative solution with the agencies and brand advertisers for better planning, content monetization and strategic partnership opportunities thereby increasing customer satisfaction and retention.

•	Market Penetration across all channels and all devices: Our future performance is dependent on our continued ability to penetrate and grow our revenue in display, mobile and video channels. These revenues will come from both the publisher side through our RTB platform driving inventory monetization, and through direct Agency and Advertiser contracts. Video and mobile present the fastest growing channels currently but we do see a significant opportunity in rich media and high impact display ads. Mobile device growth is eclipsing desktop growth. We see an increase in request for cross device targeting. We are working on a unique, non-PII, solution based on our data store that will allow us to successfully identify users regardless of which device they are on.

•	Be on the forefront in the growth of TV with digital advertising and content monetization: TV advertising and content providers are looking to the digital marketplace for increased visibility and efficiency. We see a significant opportunity to bridge the gap between the legacy experience and what can be provided in the digital space. Powered by our custom video player, we are uniquely positioned to deliver just such a solution. This effort is not without significant risks and barriers, but our distributed video player gives us the reach and the platform to deliver the content and the advertising metrics that are lacking in today’s solution

•	Real-time advertising and real-time bidding exchanges: Exchange and RTB platforms have grown rapidly in the past several years. We have harnessed this acceleration by combining them with our own ad server and RTB engine. While we will continue to drive additional integrations in these categories, we will also maximize the inherent opportunities that exist through our direct publisher relationships.

•	Proactively manage seasonality: In advertising, companies commonly experience seasonal fluctuations in revenue. For example, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year to coincide with increased holiday purchasing. Historically, the fourth quarter of the year reflects our highest level of advertising activity, and the first quarter reflects the lowest level of such activity. We expect our revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole, but will work to mitigate these fluctuations by proactive planning and upfronts.

Adaptive Media’s Board of Advisors and Executives are uniquely equipped with experience that is highly relevant to the industry and our corporate strategy, and represents the interests of all shareholders.

Adaptive Media’s Executives and Advisors have the experience, qualifications and diversity necessary to provide effective oversight and direction to the Company. We have extensive executive and/or public-company experience in a variety of businesses that are highly relevant to Adaptive Media. These businesses include display advertising, video advertising, mobile marketing, native advertising, content monetization, digital media, television, and business development. This collection of leaders brings substantial experience to bear through active engagement in Adaptive Media’s strategy to create value for shareholders, with members holding or having held senior management or board positions at large, high-growth companies across the digital media landscape.

The interests of Adaptive Media’s management team and leadership are directly aligned with the interests of our shareholders. All of our Directors and senior executives own ADTM shares and/or have stock options as a key component of their compensation plans.

We thank you for your support and will communicate with you consistently in the coming months.

We believe it is important to consistently communicate to the investor community and our shareholders. Adaptive Media will be making enhancements to its website, and will also be implementing new communication tools and bulletins in the coming months, all in the interest of transparency and keeping shareholders informed on what is happening at the Company.

On behalf of our entire team, I thank you for your continued support of Adaptive Media as we continue in our efforts to grow the Company to a strong and lasting position that provides shareholders with exceptional investment returns.

Sincerely,

Qayed Shareef
Chief Executive Officer
Adaptive Medias, Inc.

OTCQB: ADTM